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                                                                    Exhibit 23.3


The Board of Directors
WCI Communities, Inc.:

We consent to the use of our report on the combined financial statements of Florida Design Communities, Inc. and Related Companies as of November 30, 1998 and December 31, 1997, and the combined statements of operations, stockholders' equity and cash flows for the eleven-month period ended November 30, 1998 and the year ended December 31, 1997 included herein, and to the reference to our firm under the heading "Experts" in the prospectus.

KPMG LLP
Tampa, Florida
April 5, 2001